Exhibit 10.13
Dated [●] March 2018

EURODRY Ltd.
as Guarantor
and
HSH NORDBANK AG
as Security Trustee

GUARANTEE
relating to
 a Loan Agreement dated 20 March 2015

Index
Clause		Page

1	Interpretation	1
2	guarantee	3
3	Liability as Principal and Independent Debtor	3
4	Expenses	4
5	Adjustment of Transactions	4
6	Payments	4
7	Interest	5
8	Subordination	6
9	enforcement	6
10	Representations and Warranties	7
11	Undertakings	8
12	Judgements and Currency Indemnity	11
13	Set-Off	11
14	Supplemental	12
15	assignment	13
16	Notices	13
17	Invalidity of Loan Agreement	14
18	Governing Law and Jurisdiction	15

Execution

Execution Page	19

THIS GUARANTEE is made on [●] March 2018
PARTIES
(1)
EURODRY Ltd., a company incorporated and existing under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as Guarantor (the "Guarantor")

(2)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann Platz 50, D-20095 Hamburg, Germany as Security Trustee (the "Security Trustee", which expression includes its successors and assigns)
BACKGROUND
(A)
By a senior secured loan agreement dated 20 March 2015 (as amended and supplemented by a supplemental agreement dated 28 April 2016 and a second supplemental agreement dated 22 December 2016 and as from time to time amended and/or supplemented, the "Loan Agreement") and made between (i) Ultra One Shipping Ltd as borrower (the "Borrower"), (ii) the banks and financial institutions listed therein as lenders (together, the "Lenders"), (iii) HSH Nordbank AG as agent (the "Agent"), (iv) HSH Nordbank AG as mandated lead arranger, (v) HSH Nordbank AG as swap bank (the "Swap Bank") and (vi) the Security Trustee, it was agreed that the Lenders would make available to the Borrower a loan facility of up to US$19,000,000.

(B)
By a 2002 ISDA Master Agreement (including the Schedule thereto) (the "Master Agreement") dated as of 20 March 2015 and made between (i) the Borrower and (ii) the Swap Bank, it was agreed that the Swap Bank may enter into Designated Transactions with the Borrower from time to time.

(C)	By the Agency and Trust Agreement entered into pursuant to the Loan Agreement, it was agreed that the Security Trustee would hold the Trust Property on trust for the Lenders and the Swap Bank.
(D)
The execution and delivery to the Security Trustee of this Guarantee (which is the Corporate Guarantee referred to in the Loan Agreement) is one of the conditions precedent to the continuing availability of the facility under the said Loan Agreement.

OPERATIVE PROVISIONS
1	INTERPRETATION
1.1	Defined expressions
Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms
In this Guarantee:
"Accounting Period"  means (a) each financial year of the Guarantor and (b) each consecutive semi-annual period during the Security Period ending on 31 December and 30 June of each financial year for which the Guarantor must provide financial statements pursuant to Clause 11.3(a) and (b) of this Guarantee;

"Applicable Accounts" means, as at the date of calculation or, as the case may be, in respect of an Accounting Period, the annual audited or semi-annual unaudited (as the case may be), consolidated financial statements the Guarantor is obliged to deliver to the Agent pursuant to Clause 11.3(a) and (b) of this Guarantee;
"bankruptcy"  includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;
"Cash" shall have the meaning given to such term in the latest Applicable Accounts (free of any Security Interests);
"Fleet Vessels"  means all of the vessels from time to time owned by any member of the Group or otherwise beneficially owned by the Guarantor (each a "Fleet Vessel");
"Fleet Book Value" means, at the end of a relevant period, the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent financial statements of the Group delivered pursuant to clause 11.6 of the Loan Agreement and Clause 11.3 of this Guarantee;
"Fleet Market Value" means, at the date of calculation, the aggregate of the Market Values of the Fleet Vessels;
"Group"  means together, the Borrower, the Guarantor and all subsidiaries direct or indirect of the Guarantor from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"Leverage Ratio" means, at any relevant time, the ratio of:
(a)	the Total Liabilities; to
(b)	the Market Value Adjusted Total Assets;
"Loan Agreement" means the loan agreement dated 20  March 2015 (as amended and supplemented by a supplemental agreement dated 28 April 2016 and a second supplemental agreement dated 22 December 2016) referred to in Recital (A) and includes any existing or future amendments or supplements, whether made with the Guarantor's consent or otherwise;
"Market Value" means, in relation to each Fleet Vessel, the market value thereof as obtained by the Guarantor for purposes of the Applicable Accounts;
"Market Value Adjusted Total Assets" means at any relevant time the Total Assets as adjusted by replacing the Fleet Book Value with the Fleet Market Value;
"Market Value Adjusted Net Worth" means at any relevant time the amount obtained by deducting from the Market Value Adjusted Total Assets the amount of the Total Liabilities;
"Master Agreement" means the master agreement and schedule thereto dated 20 March 2015 referred to in Recital (B) and includes all Designated Transactions and/or Confirmations (as each term is defined in the Master Agreement) issued thereunder;
"Total Assets" means at any relevant time the total assets (including cash and cash equivalents) of the Group as stated in the most recent Applicable Accounts of the Group; and

"Total Liabilities" means at any relevant time the total liabilities of the Group as stated in the most recent Applicable Accounts of the Group.
1.3	Application of construction and interpretation provisions of Loan Agreement
Clauses 1.2 to 1.6 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.
2	GUARANTEE
2.1	Guarantee and indemnity
The Guarantor unconditionally and irrevocably:
(a)	guarantees the punctual performance by the Borrower of all its obligations under or in connection with the Loan Agreement and every other Finance Document to which the Borrower is a party;
(b)
undertakes to pay to the Security Trustee, on the Security Trustee's demand, any such amount which is not paid by the Borrower when payable under or in connection with the Loan Agreement or any other Finance Document to which the Borrower is a party, as if it were the Borrower;

(c)
as a separate, continuing and primary obligation, agrees to fully indemnify the Security Trustee and each other Creditor Party on the Security Trustee's demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Security Trustee or the other Creditor Party concerned as a result of or in connection with any failure by a Borrower to comply with any of its obligations under any Finance Document to which the Borrower is a party or any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Security Trustee or any other Creditor Party concerned would otherwise have been entitled to recover; and

(d)
the Guarantor unconditionally and irrevocably undertakes to discharge all such obligations and liabilities whatsoever, whensoever and howsoever arising, as are now or may hereafter become incurred by the Borrower under or in connection with the Loan Agreement and every other Finance Document to which the Borrower is a party.

2.2	No limit on number of demands
The Security Trustee may serve more than one demand under Clause 2.1.
2.3	Release of this Guarantee
The Security Trustee agrees that it shall release the Guarantor from its obligations under this Guarantee at the end of the Security Period.
3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR
3.1	Principal and independent debtor
The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences
Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against any Creditor Party in respect of:
(a)	any amendment or supplement being made to the Finance Documents;
(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;
(c)	any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents;
(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.
4	EXPENSES
4.1	Costs of preservation of rights, enforcement etc.
The Guarantor shall pay to the Security Trustee on its first demand the amount of all expenses incurred by the Security Trustee or any other Creditor Party in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.
4.2	Fees and expenses payable under Loan Agreement
Clause 4.1 is without prejudice to the Guarantor's liabilities in respect of the Borrower's obligations under clause 20 of the Loan Agreement (expenses) and under similar provisions of other Finance Documents.
5	ADJUSTMENT OF TRANSACTIONS
5.1	Reinstatement of obligation to pay
The Guarantor shall pay to the Security Trustee on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of another Security Party (or similar person) on the ground that the Loan Agreement or any other Finance Document, or a payment by the Borrower or of another Security Party, was invalid or on any similar ground.
6	PAYMENTS
6.1	Method of payments
Any amount due under this Guarantee shall be paid:
(a)	in immediately available funds;

(b)	to such account as the Security Trustee may from time to time notify to the Guarantor;
(c)	without any form of set‑off, cross‑claim or condition; and
(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.
6.2	Grossing-up for taxes
If the Guarantor is required by law to make a tax deduction, the amount due to the Security Trustee shall be increased by the amount necessary to ensure that the Security Trustee and (if the payment is not due to the Security Trustee for its own account) the Creditor Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.
6.3	Indemnity and evidence of payment of taxes
The Guarantor shall fully indemnify each Creditor Party on the Security Trustee's demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Guarantor to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 6.2.  Within 30 days after making any tax deduction, that Guarantor shall deliver to the Security Trustee any receipts, certificates or other documentary evidence satisfactory to the Security Trustee that the tax had been paid to the appropriate taxation authority.
6.4	Tax Credit
If the Guarantor makes a Tax Payment and the relevant Creditor Party determines that:
(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	that Creditor Party has obtained, utilised and retained that Tax Credit, the Creditor Party shall pay an amount to the Guarantor which that Creditor Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.
In this Clause:
"Tax Credit" means a credit against, relief or remission for, or repayment of any tax.
"Tax Deduction" means a deduction or withholding for or on account of tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by the Guarantor to a Creditor Party under Clause 6.2 (Grossing-up for taxes) or a payment under Clause 6.3 (Indemnity and evidence of payment of taxes).
Unless a contrary indication appears, in this Clause 6.4 (Tax Credit) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

6.5	Security Trustee memorandum account
The Security Trustee shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee, the Swap Bank and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

7	INTEREST
7.1	Accrual of interest
Any amount due under this Guarantee shall carry interest after the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement.
7.2	Calculation of interest
Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 5 of the Loan Agreement.
7.3	Guarantee extends to interest payable under Loan Agreement
For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement, including that payable under clause 7 of the Loan Agreement.
8	SUBORDINATION
8.1	Subordination of rights of Guarantor
All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Security Party or their respective assets, including (but not limited to) liabilities arising by subrogation or contribution in respect of payments made by the Guarantor under this Guarantee and liabilities of such parties in respect of Financial Indebtedness owed to the Guarantor, shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, until all of the Borrower's obligations under the Finance Documents have been fully discharged, the Guarantor shall not:
(a)	demand, require to be paid or accept any amount in respect of such liabilities;
(b)
claim, or in a bankruptcy of the Borrower or any other Security Party prove for, any amount payable to the Guarantor by the Borrower or any other Security Party, whether in respect of this Guarantee or any other transaction;

(c)	take or enforce any Security Interest for any such liabilities;
(d)	claim to set-off any such liabilities against any amount payable by the Guarantor to the Borrower or any other Security Party; or
(e)	claim any subrogation or other right in respect of any Finance Document or any sum received or recovered by any Creditor Party under a Finance Document.

9	ENFORCEMENT
9.1	No requirement to commence proceedings against the Borrower
Neither the Security Trustee nor any other Creditor Party will need to commence any proceedings under, or enforce any Security Interest created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee.
9.2	Conclusive evidence of certain matters
However, as against the Guarantor:
(a)	any judgment or order of a court in England, the Republic of the Marshall Islands or any other Pertinent Jurisdiction in connection with the Loan Agreement or any other Finance Document; and
(b)	any statement or admission of the Borrower (absent any manifest error) in connection with the Loan Agreement or any other Finance Document, shall be binding and conclusive as to all matters of fact and law to which it relates.
10	REPRESENTATIONS AND WARRANTIES
10.1	General
The Guarantor represents and warrants to the Security Trustee as follows.
10.2	Status
The Guarantor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.
10.3	Share capital and ownership
At the date of this Guarantee, the Guarantor is authorised to issue two hundred twenty million (220,000,000) registered shares (of which Twenty million (20,000,000) are registered preferred shares). All the registered common shares shall have a par value of three cents ($0.03) per share and all the registered preferred shares have a par value of one cent ($0.01) per share. As of today, the Guarantor has issued 57,157,313 common shares and 32,140 registered preferred shares; another 675,000 common shares have been reserved to be issued for stock incentive awards if and when such awards vest.
10.4	Corporate power
The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute this Guarantee; and
(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity
This Guarantee constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally.
10.7	No conflicts
The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Guarantor; or
(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.
10.8	No withholding taxes
All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
10.9	No default
No Event of Default or Potential Event of Default has occurred and no Event of Default or Potential Event of Default will result from the entry by the Guarantor into this Guarantee.
10.10	Information
All information which has been provided in writing by or on behalf of the Guarantor to the Security Trustee or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.2 of this Guarantee; all audited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.4 of this Guarantee and are true, correct and not misleading and present fairly and accurately the position of the Guarantor; and there has been no change in the financial position or state of affairs of the Guarantor or the Group from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.
10.11	No litigation
No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor's knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect on the Guarantor's financial position or profitability.
10.12	Taxes paid

The Guarantor has paid all taxes applicable to, or imposed on or in relation to the Guarantor or its business, if any.
10.13	Provisions of Loan Agreement and other Finance Documents
The Guarantor is fully familiar with and agrees with all provisions of the Loan Agreement, the Master Agreement and the other Finance Documents to which the Borrower is a party.
10.14	No waiver
No oral or written statement has been made to the Guarantor by or on behalf of the Security Trustee, any other Creditor Party or any other person which could be construed as a waiver of any provisions of this Guarantee or a statement of intention not to enforce this Guarantee in accordance with its terms.
11	UNDERTAKINGS
11.1	General
The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authority of the Majority Lenders, otherwise permit.
11.2	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.
11.3	Provision of financial information
The Guarantor will send to the Agent:
(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Guarantor, the consolidated audited annual financial statements of the Group (commencing with the financial year which ends on 31 December 2018), for that Financial Year;

(b)
as soon as possible, but in no event later than 90 days after the end of each 6-month period ending on 30 June and 31 December in each Financial Year of the Guarantor, the semi-annual consolidated unaudited financial statements of the Group, in each case, for that 6-month period (commencing with the financial statements for the 6-month period ending on 30 June 30 June 2018 in respect of the Guarantor), duly certified as to their correctness by the chief financial officer of the Guarantor; and

(c)
promptly after each written request by the Agent, such further financial, business or other operational information in respect of the Borrower, the Ship, the Guarantor, the other Security Parties and the Group (including, without limitation, any information regarding any sale and purchase agreements, investment brochures, shipbuilding contracts and charter agreements) as may be requested by the Agent acting reasonably.

11.4	Form of Financial Statements
(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Guarantor at the date of those accounts and of its profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the Guarantor.
11.5	Shareholder notices
(a)
The Guarantor will send to the Security Trustee, at the same time as they are despatched, copies of all communications related to any Finance Documents or to any events set out in Clause 19.1(f)(g) or (h) of the Loan Agreement, which are despatched to the Guarantor's shareholders or creditors or any class of them.

11.6	Consents
The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee of, any consents required:
(a)	for the Guarantor to perform its obligations under this Guarantee; and
(b)	for the validity or enforceability of this Guarantee,
and the Guarantor will comply with the terms of all such consents.
11.7	Notification of litigation
The Guarantor will provide the Security Trustee with details of any legal or administrative action involving the Guarantor or any other member of the Group as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted, unless it is clear that such legal or administrative action cannot be considered material in the context of any Finance Document, and the Guarantor shall procure that reasonable measures are taken for the defence in any such legal action or administrative action.
11.8	Notification of default
The Guarantor will notify the Security Trustee as soon as the Guarantor becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will thereafter keep the Security Trustee fully up-to-date with all developments.
11.9	Maintenance of status
The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
11.10	Negative pledge
The Guarantor shall not, and shall procure that the Borrower will not, create or permit to arise any Security Interest over any asset present or future except Security Interests created or permitted by the Finance Documents and except for Permitted Security Interests.

11.11	Negative undertaking
The Guarantor will not:
(a)	change the nature of its business; or
(b)
provide any form of credit or financial assistance to a person who is directly or indirectly interested in the Guarantor's share or loan capital, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Guarantor than those which it could obtain in a bargain made at arms' length;

(c)	enter into any form of amalgamation, merger or de-merger (other than with its affiliates) or any form of reconstruction or reorganisation; and
(d)	cause its shares (or any part thereof) to cease to be quoted on NASDAQ in New York or any other internationally recognised stock exchange acceptable to the Agent.
11.12	Pari passu
The Guarantor shall procure that its liabilities under this Guarantee do and will rank at least pari passu with all its other present and future liabilities, except for liabilities which are mandatorily preferred by law.
11.13	Financial Covenants
The Guarantor shall ensure that at all times during the Security Period:
(a)	the aggregate of all Cash for the Group on a consolidated basis shall be equal to no less than $300,000 in respect of each Fleet Vessel;
(b)	maintain a Market Value Adjusted Net Worth of not less than $13,000,000; and
(c)	the Leverage Ratio shall not exceed 75 per cent.
11.14	No Money laundering
The Guarantor shall comply with clause 10.17 (no money laundering) of the Loan Agreement.
11.15	Principal place of business
The Guarantor will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 16; and the Guarantor will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United States of America or the United Kingdom.
11.16	Ownership
The Guarantor shall not change, without the prior consent of the Majority Lenders, its direct legal and beneficial ownership of 95 per cent. of the shares in the Borrower or in the voting rights attaching to any of those shares.
11.17	Compliance Check

The Guarantor shall supply to the Agent, together with each set of financial statements delivered pursuant to (a) and (b) of Clause 11.3 of this Guarantee, a Compliance Certificate. Each Compliance Certificate shall be duly signed by the chief financial officer of the Guarantor evidencing (inter alia) the Guarantor's compliance with the provisions of Clause 11.14.
12	JUDGEMENTS AND CURRENCY INDEMNITY
12.1	Judgments relating to Loan Agreement and Finance Documents
This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement or any other Finance Document to which the Borrower is a party.
12.2	Currency indemnity
In addition, clause 21.4 (currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.
13	SET-OFF
13.1	Application of credit balances
Each Creditor Party may, following the occurrence of an Event of Default which is continuing, without prior notice:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Guarantor to that Creditor Party under this Guarantee or any other Finance Document; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
13.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
13.3	Sums deemed due to a Lender
For the purposes of this Clause 13, a sum payable by the Guarantor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14	SUPPLEMENTAL
14.1	Continuing guarantee
This Guarantee shall remain in force as a continuing security at all times during the Security Period and will extend to the ultimate balance of all the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.
14.2	Rights cumulative, non-exclusive
The Security Trustee's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.
14.3	No impairment of rights under Guarantee
If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Trustee under this Guarantee.
14.4	Severability of provisions
If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.
14.5	Guarantee not affected by other security
This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Trustee or any other Creditor Party may now or later hold in connection with the Loan Agreement or any other Finance Document.
14.6	Guarantor bound by Loan Agreement
The Guarantor agrees with the Security Trustee to be bound by all provisions of the Loan Agreement which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.
14.7	Applicability of provisions of Guarantee to other Security Interests
Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 of this Guarantee shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.
14.8	Applicability of provisions of Guarantee to other rights
Clauses 3 and 17 of this Guarantee shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into in writing with the Security Trustee at the time of this Guarantee or at any later time (notwithstanding that such agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.9	Third party rights
A person (other than a Creditor Party) who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.
15	ASSIGNMENT
15.1	Assignment by Security Trustee
The Security Trustee may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Loan Agreement.
16	NOTICES
16.1	Notices to Guarantor
Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:
4, Messogiou & Evropis Street
151 24 Maroussi
 Greece
Fax No.: +30 211 1804097

or to such other address which the Guarantor may notify to the Security Trustee.
16.2	Application of certain provisions of Loan Agreement
Clause 28 of the Loan Agreement applies to any notice or demand under or in connection with this Guarantee.
16.3	Validity of demands
A demand under this Guarantee shall be valid notwithstanding that it is served:
(a)	on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement;
(b)	at the same time as the service of a notice under clause 19.2 (events of default) of the Loan Agreement;
and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement without specifying a particular sum or aggregate sum.
16.4	Notices to Security Trustee
Any notice to the Security Trustee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Security Trustee under the Loan Agreement.
17	INVALIDITY OF LOAN AGREEMENT
17.1	Invalidity of Loan Agreement

In the event of:
(a)
the Loan Agreement now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue), this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the relevant Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated;  and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.
17.2	Invalidity of Finance Documents
Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party.
18	GOVERNING LAW AND JURISDICTION
18.1	English law
This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
18.2	Exclusive English jurisdiction
Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
18.3	Choice of forum for the exclusive benefit of the Security Trustee
Clause 18.2 is for the exclusive benefit of the Security Trustee, which reserves the rights:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Guarantor shall not commence any proceedings in any country other than England in relation to a Dispute.
18.4	Process agent

The Guarantor irrevocably appoints Hill Dickinson Service (London) Limited, presently at Irongate House, Duke's Place, London EC3A 7LP England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
18.5	Creditor Parties' rights unaffected
Nothing in this Clause 18 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
18.6	Meaning of "proceedings" and "Dispute"
In this Clause 18, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) or any non-contractual obligation arising out of or in connection with this Guarantee.
THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

SCHEDULE

FORM OF COMPLIANCE CERTIFICATE

[●] 2018
Dear Sirs,
We refer to a loan agreement dated 20 March 2015 (the "Loan Agreement") made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $19,000,000.
Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.
The Borrower and the Guarantor represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].
In addition as of [●], [the Borrower and the Guarantor each confirm compliance with the minimum liquidity requirements set out in Clause 11.18,] [and] the minimum security cover requirement set out in Clause 15.1 of the Loan Agreement and the financial covenants referred to in Clause 11.14 of the guarantee and indemnity granted by the Guarantor, in each case for the [6-month] period ending on the date of this certificate.
We now certify that, as at [●]:
(a)	the aggregate of the Minimum Liquidity amount standing to the credit of the Liquidity Account is $[●];
(b)	the aggregate of the Additional Minimum Liquidity amount standing to the credit of the Liquidity Account is $[●];
(c)	the ratio set out in Clause 15.1 is at [●] per cent.;
(d)	the aggregate of all Cash is [●]. Such amount [does][not] equal less than $300,000 in respect of each Fleet Vessel;
(e)	the Market Value Adjusted Net Worth is $[●]; and
(f)	the Leverage Ratio is [●] per cent.
This certificate shall be governed by, and construed in accordance with, English law.

Chief Financial Officer for and on behalf of Eurodry Ltd.	Director for and on behalf of Ultra One Shipping Ltd

Director for and on behalf of Ultra One Shipping Ltd

IN WITNESS WHEREOF this Guarantee has been duly executed as a Deed by each of the parties hereto the day and year first above written.
GUARANTOR
SIGNED and DELIVERED	)
as a Deed by	)
)
for and on behalf of	)
EURODRY LTD.	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED and DELIVERED	)
as a Deed by	)
)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)